Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265883

Prospectus Supplement

(to Prospectus dated August 12, 2022)

Permex Petroleum Corporation

Up to 98,970,113 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated August 12, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-265883). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the sale of up to 98,970,113 shares of our common stock including 51,841,488 shares of our common stock issuable upon exercise of outstanding warrants which may be resold from time to time by the selling shareholders identified in the Prospectus. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling shareholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed for quotation on the OTCQB quotation system under the symbol “OILCF.” The last bid price of our common stock on September 28, 2022 was $0.10355 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2022

Permex Petroleum Corporation

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

333-265883	98-1384682
(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Court, Suite 700 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(214) 459-2782

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

None

Item 8.01. Other Events.

On September 28, 2022, Permex Petroleum Corporation (the “Company”) announced that the Company has started drilling on its Breedlove Field Prospect located in Martin County, Texas. A copy of the press release announcing the commencement of such drilling is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated September 28, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Permex Petroleum Corporation

September 29, 2022	By:	/s/ Mehran Ehsan
Mehran Ehsan
Chief Executive Officer

Exhibit 99.1

Permex Petroleum Commences its Drilling Operations

Company Announces Spudding of PPC Eoff #3 Well

Vancouver, British Columbia, September 28th, 2022 – Permex Petroleum Corporation (CSE: OIL) (OTCQB: OILCF) (FSE: 75P) (“Permex” or the “Company”), a junior oil and gas company, is pleased to announce that the Company has started drilling on its Breedlove Field Prospect located in Martin County, Texas.

The PPC Eoff #3 well, operated by Permex Petroleum, is the first well to be drilled on the 7,780 gross acre Breedlove oil field. Two initial wells have been permitted and are expected to be drilled and completed on the property in the short term.

Permex Petroleum President and CEO Mehran Ehsan stated, “This makes for a transformative step towards the Company’s next phase of growth and scalability. We are excited to not only have started the drilling program, but to aggressively take advantage of the current high price environment and move the Company towards a cash-flow positive position.”

Drilling of the first well commenced on Wednesday, September 14, 2022, with a possible lateral conversion to follow upon successful mud logging and various zone tests. The drilling and completion of the vertical well will take approximately 60 days and for the horizontal well 90 days.

About Permex Petroleum Corporation

Permex Petroleum (CSE: OIL) (OTCQB: OILCF) (FSE: 75P) is a uniquely positioned junior oil & gas company with assets and operations across the Permian Basin of West Texas and the Delaware Sub-Basin of New Mexico. The Company focuses on combining its low-cost development of Held by Production assets for sustainable growth with its current and future Blue-Sky projects for scale growth. The Company, through its wholly owned subsidiary, Permex Petroleum US Corporation, is a licensed operator in both states, and owns and operates on private, state and federal land. For more information, please visit www.permexpetroleum.com.

CONTACT INFORMATION

Permex Petroleum Corporation

Mehran Ehsan

President, Chief Executive Officer & Director

(469) 804-1306

Greg Montgomery

CFO, Corporate Secretary & Director

(469) 804-1306

Or for Investor Relations, please contact:

Dave Gentry

OILCF@redchip.com

CAUTIONARY DISCLAIMER STATEMENT:

The Canadian Securities Exchange has neither approved nor disapproved the contents of this press release.

Forward-Looking Statements

This news release includes certain statements and information that may constitute forward-looking information within the meaning of applicable Canadian securities laws. Forward-looking statements relate to future events or future performance and reflect the expectations or beliefs of management of the Company regarding future events. Generally, forward-looking statements and information can be identified by the use of forward-looking terminology such as “intends”, “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would” or will “potentially” or “likely” occur. This information and these statements, referred to herein as “forward-looking statements”, are not historical facts, are made as of the date of this news release and include without limitation, statements regarding Permex’s expectations of entering into a growth phase in relation to its business and drilling programs; the market opportunity in the oil and gas industry; Permex’s future plans to bring additional shut-in wells online, and the deployment of the Company’s capital.

In addition, forward-looking statements or information are based on a number of material factors, expectations or assumptions of Permex which have been used to develop such statements and information but which may prove to be incorrect. Although Permex believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because Permex can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified herein, assumptions have been made regarding, among other things: that Permex will continue to conduct its operations in a manner consistent with past operations; continued performance from existing wells; the continued and timely development of infrastructure in areas of new production; the accuracy of the estimates of Permex’s reserve volumes; certain commodity price and other cost assumptions; continued availability of debt and equity financing and cash flow to fund Permex’s current and future plans and expenditures; the impact of increasing competition; the general stability of the economic and political environment in which Permex operates; the general continuance of current industry conditions; the timely receipt of any required regulatory approvals; the ability of Permex to obtain qualified staff, equipment and services in a timely and cost efficient manner; the ability of Permex to obtain financing on acceptable terms; field production rates and decline rates; the ability to replace and expand oil and natural gas reserves through acquisition, development and exploration; future commodity prices; currency, exchange and interest rates; regulatory framework regarding royalties, taxes and environmental matters in the jurisdictions in which Permex operates; and the ability of Permex to successfully market its oil and natural gas products.

Although management of the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements or forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements and information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking statement, forward-looking information or financial outlook that are incorporated by reference herein, except in accordance with applicable securities laws. We seek safe harbor.